EXHIBIT 11

                             DATA GENERAL CORPORATION

            COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                     (in thousands except per share amounts)


                                            Fiscal Year Ended

                         Sept. 30,  Sept. 24,  Sept. 25,  Sept. 26,  Sept. 28,
                           1995      1994        1993        1992      1991
Primary earnings per share:

Net income (loss) . .   $(46,703)  $(87,693)  $(60,479)   $(62,512)  $85,641

Weighted average
 shares outstanding . . . 37,059     35,774     34,453      32,788    31,160

Incremental shares from
  use of treasury stock
  method for stock options.  807        --         423         --      1,508

Common and common
  equivalent shares,
  where applicable . . .  37,866     35,774     34,876      32,788    32,668

Net income (loss) per
  share  . . . . .  . .   $(1.23)    $(2.45)    $(1.73)     $(1.91)    $2.62

Earnings per share
assuming full dilution:

Net income (loss) . . . $(46,703)  $(87,693)  $(60,479)   $(62,512)  $85,641

Interest on convertible
  debentures, net of
  income taxes . . . . . .    --(a)     --(a)       --(a)       --(a)  2,634

Net income (loss) for
  purposes of
  calculating earnings
  per share assuming
  full dilution  . . . .$(46,703)  $(87,693)  $(60,479)   $(62,512)  $88,275

Weighted average
  shares outstanding.  .  37,059     35,774     34,453      32,788    31,247

Incremental shares
  from use of treasury
  stock method for
  stock options . . . . . .  807         --        423          --     3,022

Incremental shares
  from assumed
  conversion of
  convertible debentures. .   --         --         --          --     1,807

Common and common
  equivalent shares,
  where applicable . . .  37,866(a)  35,774(a)  34,876(a)   32,788(a) 36,076

Net income (loss) per
share. . . . . . . . . . .$(1.23)    $(2.45)    $(1.73)     $(1.91)    $2.45

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(a) For the years ended September 30, 1995, September 24, 1994 ,
    September 25, 1993 and September 26, 1992, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the computation.